Exhibit 10.1

STERLING BANK
2550 NORTH LOOP WEST, SUITE 100
HOUSTON, TEXAS 77092

November 10, 2006

Via Facsimile
Lothian Oil Inc.
500 Fifth Ave., Suite 2600
New York, NY 10110
Attention: Scott Wilson

RE:
Waiver, Consent and Forbearance Agreement (“Agreement”) relating to Amended and Restated Credit Agreement executed June 16, 2006 but dated effective March 31, 2006 (“Credit Agreement”), by and among Sterling Bank and Lothian Oil Inc., et al. (collectively “Borrower”) (collectively, with Sterling Bank, the “Parties” and, individually, a “Party”)

Dear Mr. Wilson:

By execution of this Agreement, Borrower acknowledges that certain Events of Default have occurred as a result of Borrower’s failure to timely deliver its Financial Statements for the periods ending March 31, 2006 and June 30, 2006 (“Financial Statement Defaults”). Additionally, Borrower acknowledges that an Event of Default has occurred as a result of Borrower’s failure to comply with the financial covenant under Section 6.14 of the Credit Agreement regarding its Current Ratio (the “Current Ratio Default”). Finally, Borrower has informed Sterling Bank that it will be unable to deliver the Financial Statements to Sterling Bank for the quarter ending September 30, 2006 as required under Section 5.2 of the Credit Agreement.

Borrower hereby requests that Sterling Bank (i) waive the Events of Default with regard to the Financial Statement Defaults, (ii) forbear from exercising any remedies under the Credit Agreement with regard to the Current Ratio Default and (iii) consent to late delivery of the September 30, 2006 Financial Statements.

Sterling Bank hereby (i) waives the Events of Default solely with regard to the Financial Statement Defaults, (ii) agrees to forbear from exercising any of its rights or remedies under the Credit Agreement or the other Loan Documents, solely as of the result of the Current Ratio Default but only until the fiscal quarter ending September 30, 2006 (the “Forbearance Period”) and (iii) consents to the late delivery date of the September 30, 2006 quarter-ending Financial Statements but only until December 1, 2006 (the “Consent Period”).

Notwithstanding the foregoing, the waivers, the forbearance and the consent (collectively, the “Accommodations”) granted by Sterling Bank under this Agreement do not indicate an intent to establish any course of dealing between Sterling Bank and Borrower or any other obligor under the Loan Documents with regard to future waivers, consents, agreements to forbear or any other modifications that may be requested. Sterling Bank’s granting of Accommodations herein should not be construed as an indication that Sterling Bank would be willing to agree to any further or future consents, waivers, agreements to forbear or any modifications to any of the terms of the Credit Agreement or other Loan Documents, or any Events of Default or Defaults that may exist or occur thereunder. After the expiration of the Forbearance Period, or the Consent Period or such earlier date on which Sterling Bank becomes aware of another Event of Default, Sterling Bank’s Accommodations hereunder shall terminate automatically without further act or action by Sterling Bank.

Except for the Accommodations contained herein, neither the Credit Agreement nor any other Loan Documents are changed and such documents shall continue in full force and effect. Borrower acknowledges and agrees that all liens created and evidenced by the Security Instruments and any other Loan Documents are valid and subsisting liens on the assets of Borrower or any other party pledged under such documents. Borrower hereby agrees to promptly execute, acknowledge, and deliver such documents, instruments, certificates or other assurances as shall, in the opinion of Sterling Bank, be necessary to fulfill the terms of the Loan Documents.

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Each signatory Party agrees that it will accept delivery by electronic facsimile of counterparts of this Agreement executed by the other Party, and each Party also agrees that a counterpart of this Agreement executed by it may be effectively delivered by transmission of an electronic facsimile of that executed document to any other Party.

Capitalized terms use, but not defined in this Agreement, shall have the meanings set forth in the Credit Agreement.

If Borrower understands and accepts the limited waiver granted herein, please execute and return one counterpart copy of this Agreement by facsimile to Sterling Bank, to the attention of Dan Steele, telefax number 713-507-7948, on or before 5:00 p.m. on November 10, 2006, and a copy to Ephraim del Pozo, telefax number 713-226-6260.

This Agreement shall be effective upon execution and delivery and payment by Borrower to Sterling Bank of Accommodation Fee of $2,500.

Sincerely, STERLING BANK

By:	/s/ Daniel G. Steele
Daniel G. Steele Senior Vice President

Accepted and agreed to this 10th day of November, 2006. BORROWER: UNITED HERITAGE CORPORATION

By:	/s/ C. Scott Wilson
C. Scott Wilson Chief Executive Officer and President

LOTHIAN OIL INC.

By:	/s/ C. Scott Wilson
C. Scott Wilson Chief Financial Officer

LOTHIAN OIL (USA) INC.

By:	/s/ C. Scott Wilson
C. Scott Wilson Chief Financial Officer

LOTHIAN OIL TEXAS I, INC.

By:	/s/ C. Scott Wilson
C. Scott Wilson Chief Financial Officer

UHC NEW MEXICO CORPORATION

By:	/s/ C. Scott Wilson
C. Scott Wilson Chief Executive Officer and President